CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this preliminary offering circular of WiProsper Ventures, LLC of our report dated August 23, 2021 relating to our audit of the financial statements of WiProsper Ventures, LLC as of June 30, 2021 and for the period June 21, 2021(Inception) through June 30, 2021.

/s/ Whitley Penn LLP

Dallas, Texas

October 5, 2021